National	Executive Office
Technical	24007 Ventura Boulevard
Systems, Inc.	Calabasas, California 91302
	Tel:	(818) 591-0776
Fax: (818) 591-0899

NEWS RELEASE for May 2, 2006 7:30 AM EST

Contact:	National Technical Systems
Lloyd Blonder, Sr. V.P. & C.F.O.

818-591-0776

NATIONAL TECHNICAL SYSTEMS, INC DISCLOSES INTENTION TO SELL A PORTION OF ITS SANTA CLARITA FACILITY

Calabasas, CA (May 2, 2006).... During a webcast on May 1, 2006, regarding the financial results of National Technical Systems, Inc. for the fiscal year and fourth quarter ended January 31, 2006, in response to a question from the audience, Dr. Jack Lin, Chairman of the Board, informed the listeners that the company expects to put a 120 acre portion of its Santa Clarita facility on the market within the year and to use the proceeds of the sale to finance acquisitions. The questioner suggested that he thought 150 acres of the property was conservatively worth $52 million to which Dr. Lin responded that that the saleable portion was 120 acres and that the questioner’s number was “high” due to certain conditions existing on the land and the fact that it is raw, ungraded land,  but he otherwise declined to provide a value.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and IT staffing services. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associate with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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